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                                                                    EXHIBIT 10.1

                   PRODUCTION SERVICES AND MARKETING AGREEMENT


         This Production Services and Marketing Agreement ("Agreement") is made as of this 3rd day of November, 1999, between hawthorne direct inc, an Iowa corporation with offices at 300 North 16th Street, Fairfield, Iowa 52556 (hereinafter referred to as "Hawthorne"), and Kid Rom, Inc., a Delaware corporation with offices at 400 East 71st Street, New York, New York 10021 ("Product Owner").

         WHEREAS, Hawthorne is in the business of consumer product advertising, marketing, television commercial production, media purchasing and management, telemarketing management, fulfillment management, and management of marketing campaigns utilizing television and other means; and

         WHEREAS, Product Owner controls the marketing rights and certain intellectual property for a product which improves skin wrinkles, tone and texture, and which is currently known as Theracel (the "Product"); and

         WHEREAS, Hawthorne and Product Owner desire that Hawthorne provide certain services relating to the packaging, marketing, promotion and fulfillment of the Product through direct response television and other means, and

         WHEREAS, Hawthorne is willing to provide such services on the terms set forth herein;

         NOW, THEREFORE, in consideration of the promises contained in this Agreement, Hawthorne and Product Owner agree, as follows:

              1. Exclusive Rights. Product Owner hereby grants and gives to Hawthorne the exclusive and unrestricted worldwide right to advertise, promote, market and sell the Product through all forms of direct response and retail marketing, including but not limited to infomercials and short form direct response television commercials; QVC, HSN and other television home shopping channels; radio; inbound and outbound telemarketing; credit card syndications; package inserts; print advertising; direct mail solicitations; interactive and non-interactive internet marketing such as web pages and email; catalogs; retail stores (mass and specialty); and, in addition, other mutually agreed upon marketing channels. During the term of this Agreement Product Owner shall not market or sell the Product itself or through third parties through the marketing channels as to which Hawthorne has exclusive rights without Hawthorne's prior written approval.


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         2. Product Description. A description of the Product is set forth on
Attachment A.

         3. Covenant Not To Compete. During the term of this Agreement, and for a period of one year thereafter, neither Hawthorne nor Product Owner will market any products that compete directly with the Product ("Competitive Product") in the marketing channels as to which Hawthorne has exclusive rights hereunder, unless agreed, in writing, by both parties. When Hawthorne is "functioning as an advertising agency," meaning that it is performing services for traditional advertising agency fees and commissions without receiving a percentage of sales as part of its compensation, a "Competitive Product" means a product that improves skin wrinkles by using live organic matter. On the other hand, when Hawthorne receives a percentage of the sales as part of its compensation, a "Competitive Product" means a product or line of products, applied externally, whose purpose is to improve skin wrinkles or retard the person's aging process.

         4. Intellectual Property/Marketing Materials

                      (a) During the term of this Agreement, Product Owner grants to Hawthorne the exclusive right to use all existing and future trademarks and copyrights (hereinafter referred to collectively as "Product Intellectual Property") associated with the Product. Product Owner represents and warrants that it is the lawful owner of all such rights as are necessary to provide the exclusive use of the Product Intellectual Property to Hawthorne hereunder, and that Hawthorne's use of the Product Intellectual Property shall not infringe upon the rights of third parties.

                      (b) Product Owner shall make reasonably available to Hawthorne original copies of all Product packaging, and sales and marketing materials, whether in electronic, video or printed format (hereinafter referred to collectively as "Product Marketing Materials"). A description of currently existing Product Intellectual Property and Product Marketing Materials is set forth as Attachment B.

         5. Hawthorne Duties and Responsibilities. Subject to the remaining provisions of this Agreement, including the payments to be made to Hawthorne by Product Owner, Hawthorne shall be responsible to:

                      (a) Create and produce a 30-minute direct response television commercial ("Infomercial"), which offers the Product, and exercise best efforts to deliver final edit of Infomercial to Product Owner on or before March 6, 2000;

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                      (b) Create and produce a one and/or two-minute (as
determined by Hawthorne in consultation with Product
Owner) television commercial ("Spot"), which offers the Product Owner's Anti-Wrinkle Pillow, and exercise best efforts to deliver final edit of Spot to Product Owner on or before January 7, 2000.

                      (c) Develop, with Product Owner's approval, Product pricing and offers for all marketing campaigns as contemplated by this Agreement;

                      (d) Investigate, contract with and set up appropriate agreements and procedures with suppliers of packaging, telemarketing, fulfillment, customer service, banking and merchant account services for the Product direct response marketing campaigns implemented hereunder;

                      (e) Create telemarketing scripts for Product direct response marketing campaigns implemented hereunder;

                      (f) Design and execute a media test ("Media Test") for the Infomercial and Spot (hereinafter referred to, collectively, as "Commercials");

                      (g) Create sub-masters and copies of Commercials ("Dubs") as required to air on various broadcast television stations and cable networks (hereinafter referred to, collectively, as the "Stations");

                      (h) Evaluate the results of the Media Tests and make recommendations to Product Owner relative to potential adjustments, if any, to Product pricing, offer structure, telemarketing scripts, or creative content of the Commercials;

                      (i) Provided that the sales results of the Commercials meet pre-established criteria ("Media Ratios") as established from time to time by Hawthorne with the approval of Product Owner, which shall not be unreasonably withheld, design, execute, manage and maintain an ongoing direct response television marketing campaign for the sale of the Product by Product Owner ("Roll Out"); provided, however, that no cessation of the Roll Out shall affect Hawthorne's rights to market the product through other marketing channels authorized hereunder, or to subsequently resume a Roll Out of the Commercials in the event of successful results from marketing the Product in other marketing channels.


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                      (j) Select, with the approval of Product Owner, which
shall not be unreasonably withheld or delayed, the merchant account, telemarketer, fulfillment house and other suppliers (collectively "Service Suppliers") qualified to market the Product via means in addition to television, as set forth in Section 1 herein ("Integrated Marketing Channels"); fund the expenses related to setting up the Service Suppliers; and, subsequent to the Media Test, and subject to Sections 5(i), (k), and (p) fund the purchase of Product packaging and media time;

                      (k) Advance to Product Owner in a timely manner such funds as shall be necessary to cover the direct out-of-pocket costs payable by Product Owner to the manufacturer of the Product to cover such an amount of Product and packaging as Hawthorne, after consultation with Product Owner, reasonably determines to be warranted for the Roll Out and by the results of anticipated results of marketing the Product through the Integrated Marketing Channels. The Product shall be purchased from Product suppliers jointly selected by Product Owner, and through Product packaging suppliers selected by Hawthorne (collectively, "Approved Suppliers"). Hawthorne shall also arrange for warehousing and shipment of packaged Product to fulfillment vendor(s);

                      (l) Manage the Customer List (as defined hereafter);

                      (m) With consent of Product Owner, which shall not be unreasonably withheld, add an upsell script to be read to Commercial customers calling the 800#, encouraging them to accept a 30 day free trial offer in a discount shopping club ("Upsell Club");

                      (n) Generate semi-weekly, weekly, and monthly reports for Hawthorne and Product Owner that provide forecasts and results of Product marketing campaigns;

                      (o) Distribute all funds from merchant account and other depositories of Product sales revenues to Product Owner, Hawthorne, suppliers and Product customers (Product refunds) in accordance with the priorities established in Section 7(k) herein, and in payment of all other contractual obligations entered into by Hawthorne as required to fulfill its obligations of this Agreement;

                      (p) Develop with the consent of Product Owner, which shall not be unreasonably withheld or delayed, an integrated marketing plan to market the Product via Integrated Marketing Channels, it being understood that Hawthorne shall reasonably determine what media purchases, if any, shall be made as part of the marketing plan and may refrain from any aspect of marketing through Integrated Marketing Channels, or cease any marketing that has commenced, based on media results or other sales criteria as reasonably determined by Hawthorne;

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                      (q) Maintain adequate accounting records related to
Product Owner's sale of the Product to consumers, as well as Hawthorne's activities relative to this Agreement and provide Product Owner with reasonable and appropriate substantiation of expenditures made by Hawthorne pursuant to this Agreement.

                      (r) Use its best efforts to assist Product Owner in selling any unsold Product.


         6. Product Owner Duties and Responsibilities. Product Owner shall be responsible to:

                      (a) Protect and enforce the Product Intellectual Property rights on a best efforts basis;

                      (b) Provide timely consultation to Hawthorne in the creation and production of the Commercials and in Product pricing and offer development;

                      (c) Provide Hawthorne in a timely manner with a list of Product claims and substantiation of Product claims reviewed by a law firm reasonably acceptable to Hawthorne and having a specialty in FDA and FTC regulations and law (the "Firm");

                      (d) Oversee legal review of Product packaging and provide the text of labels that may be used to provide an adequate product description approved by the Firm;

                      (e) Provide Hawthorne with names of Product users for Commercial testimonial purposes;

                      (f) Document Product quality and quantity requirements; use its best efforts on a continuous basis to locate an alternative manufacturer that is capable of manufacturing the Product at comparable costs to the present manufacturer; insure, on a best efforts basis, that at least one Product manufacturer is capable of meeting quality and quantity requirements; and independently verify on a batch by batch basis that Product meets manufacturing specifications;

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                      (g) Negotiate, on a best efforts basis and with
Hawthorne's joint participation, terms with Product manufacturers, including but not limited to competitive volume pricing, 30-day net terms, and well documented return privileges for off-specification production;

                      (h) Not unreasonably withhold consent of designated Media Ratios that are required for Roll Out to occur;

                      (i) Pay the expenses related to (i) Hawthorne's creation and production of the Commercials, based upon budgets set forth in Section 7 herein, (ii) execution of the Media Tests, (iii) production of Dubs for the Media Tests at rates set forth in Attachment C to this Agreement, (iv) legal review for Product packaging and Commercials, including the claims that can be made, and (v) manufacture of Product and packaging for Media Tests;

                      (j) Accept financial responsibility for all unsold, returned, or defective Product other than Product damaged due to the negligence or willful misconduct of Hawthorne.

                      (k) Fulfill all obligations of Product consumer warranties, including replacement costs, refunds, and product liability claims. In this regard, Product Owner shall obtain product liability insurance covering the sale of the Product as set forth hereinafter.

         7.       Financial Considerations.

                      (a) Product Owner's cost of the Infomercial shall not exceed $250,000, and Product Owner's cost of the Spot shall not exceed $28,000 (collectively referred to as "Cost Estimate"). For purposes of determining Hawthorne's costs for all purposes under this Agreement, Hawthorne's staff will be invoiced at actual salaries, plus 25% for taxes and benefits, and out-of-pocket expenditures will be invoiced at Hawthorne's actual cost with no markup by Hawthorne.

                      (b) The terms of payment for production of the Spot are five thousand dollars ($5,000) upon execution of this Agreement, five thousand dollars ($5,000) one day prior to the commencement of principal photography for the Spot, and final payment in full within 90 days from the execution of this Agreement, with payment to be evidenced by a promissory note in the form attached hereto as Attachment D. The payments by Product Owner for the Infomercial shall be, as follows:


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                           (i) Fifteen percent (15%) of the Cost Estimate, at
the time the final Infomercial script ("Script") and Cost Estimate are presented to Product Owner;

                           (ii) Fifteen percent (15%) of the Cost Estimate, plus
estimated talent fees one business day prior to commencement of principal photography for the Infomercial;

                           (iii) Thirty percent (30%) of Cost Estimate one day
prior to the planned commencement of principal photography,

                           (iv) Final balance (based on actual costs), and Stock
Warrants (as defined in Section 7(j) herein) at the completion of editing of the Infomercial, upon final Product Owner approval and prior to release of tape master or release of copies of the Infomercial.

                  (c) The following costs are above the Cost Estimate and will be billed to and paid by Product Owner at Hawthorne's cost:

                           (i) For travel approved in advance by Product Owner,
all travel and living expenses incurred by Hawthorne personnel (coach airfare, standard hotel rates, $50 meal per diems) in connection with Hawthorne's responsibilities under this Agreement;

                           (ii) All legal opinions for the Script, Commercial
off-line and Commercial on-line edits (estimated cost: $1,500 to $5,000) rendered by attorneys with expertise in direct response television ads;

                           (iii) All approved by Product Owner talent related
costs related to the production and subsequent airing of the Infomercial including, but not limited to: talent casting, travel, wardrobe, teachers, broker fees; talent fees and royalties, payroll fees, pension and welfare fees, taxes; AFTRA/SAG talent residuals.


              (d) Subsequent to the termination of the Cost Estimate of the Commercial, any additional production work due to Product Owner's initiated changes in either the Product, Product offer, Script, set design, talent, music, graphics, shooting schedule, rough edit, or final edit will be invoiced at Hawthorne's cost as additional charges to Product Owner. Notwithstanding the above, any additional costs directly resulting from Hawthorne's changes in either the Product, Product offer, Script, set design, talent, music, graphics, shooting schedule, rough edit, or final edit shall be for the account of Hawthorne, unless otherwise agreed to in writing by Product Owner. Unanticipated talent, crew and equipment overtime charges incurred during taping or filming sessions will be invoiced to Product Owner, unless such overtime is due to Hawthorne's negligence. Hawthorne reserves the right to invoice Product Owner for additional charges incurred by Hawthorne due to unreasonable delays caused by Product Owner. The additional charges set forth in this Section 7(d), should they occur, will be mutually agreed upon in advance by both Product Owner and Hawthorne.

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                      (e) Hawthorne shall have a lien on all tapes of the
Commercial until full payment for any due or outstanding accounts is received from Product Owner.

                      (f) The Cost of the Infomercial Media Test shall not exceed $60,000, and cost of Spot Media Test shall not exceed $7,500. The foregoing Media Test budgets do not include the cost of Dubs.

                      (g) Hawthorne will receive a commission equal to fifteen percent (15%) of the total gross media cost for media time that is purchased by Hawthorne for the Commercial.

                      (h) Product Owner shall pay Hawthorne Participation Fees at the following rates:

                           (i) Two and one-half percent (2.5%) of all direct
response (television, print or otherwise) Net Product Sales (as defined in Section 7(i), below), direct response upsell Net Product Sales, and retail Net Product Sales;

                           (ii) Seven percent (7%) of direct response continuity
Net Product Sales; and

                           (iii) Ten percent (10%) of the Net Product Sales in
all other Integrated Marketing.

                      (i) For purposes of this Agreement, Net Product Sales are equal to gross Product revenues less returns, credit card chargebacks and bad debts, and do not include sales taxes or shipping and handling fees.

                      (j) Product Owner will issue to Hawthorne stock options ("Stock Options") as described on Attachment E.

                      (k) Subsequent to the Media Test, Hawthorne will make disbursements from the merchant account in the following priority:


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                           (i) Reimbursable expenses incurred by Hawthorne in
the course of fulfilling its obligations under this Agreement including, but not limited to: media costs and commissions; telemarketing, fulfillment and merchant account set-up and operating expenses; cost of Product and Product packaging as determined by Hawthorne for the commencement or continuation of any Roll Out or for marketing through Integrated Media Channels, customer refunds, Dubs and additional pre-approved production fees, if any, retail distribution fees, if any;

                           (ii) Reimbursable expenses incurred by Product Owner,
Product Owner's share of gross profits (defined as "List Profits" below) resulting from rental of Product customer names generated pursuant to this Agreement ("Customer List"), and Upsell Club Revenues (as defined), if any;

                           (iii) Hawthorne Participation Fees, calculated on an
accrual basis, and other pre-approved additional fees, if any,

                           (iv) Product Owner profits, if any, calculated on an
accrual basis.

                      (l) Provided that funds are available in merchant account, Hawthorne shall distribute from the merchant account payments described in Sections 7(k)(i) and 7(k)(ii) at its discretion to meet obligations to suppliers of Product, or for other materials or services hereunder. An accounting of all such payments will be provided to Product Owner in a form that is satisfactory to both parties within thirty (30) days following the end of each month.

                      (m) Provided that funds are available in the merchant account, Hawthorne shall distribute payments, if any, described in Sections 7(k)(iii) and 7(k)(iv) herein from the merchant account within twenty (20) days following the end of each month, and shall accompany such payments with an accounting in a form that is satisfactory to both parties.

                      (n) Hawthorne grants Product Owner the right to examine Hawthorne's books and records related to Product sales resulting from Hawthorne's activities pursuant to this Agreement up to two (2) times per calendar year, such examination to take place at Hawthorne's place of business during normal business hours upon seven (7) days' written notice. Product Owner agrees to bear the cost of such examination except in the event that examination discloses a discrepancy in Product Owner's favor of more than five percent (5%); in which case Hawthorne shall bear Product Owner's reasonable costs of such examination. Notwithstanding the above, any payment discrepancies shall be adjusted and paid within thirty (30) days of discovery of such discrepancies, including interest at ten percent (10%) per annum..


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         8. Original Music. If Hawthorne causes the creation of original music for the Commercial (hereinafter referred to as "Original Music"), and Hawthorne obtains publishing rights from the author(s) of the Original Music, Hawthorne shall share the profits from publishing rights, including all publishing royalties in connection with Original Music, in the ratio of 50% to Hawthorne and 50% to Product Owner. Hawthorne shall use its best efforts to obtain from the author(s) for Product Owner the non-exclusive, perpetual right to the use of such Original Music in, and in connection with, the Commercial. In the event that an individual or entity other than Hawthorne purchases media time for the Commercial at any time in the future, Product Owner agrees to provide Hawthorne or its designated representative a monthly media buy list which shall be used for the exclusive purpose of obtaining royalties for Original Music. Such media buy lists shall be grouped by broadcast market or cable network and will contain the following information: name of broadcast market, station or network call letters, date and time of airing.

         9. Product Samples. For purposes of taping the Commercial, Product Owner will provide Hawthorne with six (6) complete Product units at no charge to Hawthorne.

         10. Ownership and Storage of Commercial. Upon Hawthorne's receipt of final payment for the Commercial and airing of the Media Test, the Product Owner is entitled to full ownership rights of the completed Commercial and will receive one edit master. Additional edit masters of different lengths may be required for airing on certain cable networks. All production work performed after the completion of the Commercial such as additional masters, Dubs, special edits, and shipping of Dubs are additional costs and will be invoiced at Hawthorne's current rates. As a service to Product Owner, Hawthorne will store edited Commercial source footage, masters, sub masters, source video and audio tapes, film transfers, and graphics discs (hereinafter referred to as ("Source Materials") in Hawthorne's climate controlled library. Hawthorne shall not be liable for any damage to or loss of Source Materials by any cause including, without limitation, fire, theft, act of God, or the negligence or other fault of Hawthorne or its employees or agents. While Product Owner Source Materials are stored at Hawthorne facilities, Hawthorne's liability is limited to the cost of a like amount and type of blank stock only. This is the Product Owner's sole remedy, and recovery for any other damages is excluded, including, without limitation, incidental or consequential damages.

         11. Ownership of Customer List and Profit Sharing. The Customer List shall be owned by Product Owner and for purposes unrelated to the marketing of the Product may be jointly managed by Product Owner (Hawthorne manages the Customer List for purposes relating to the Product), however, Hawthorne and Product Owner shall share all List Profits in the ratio of 50-50. The Customer List, as managed by Hawthorne, may be used for marketing the Product, upsells, backsells, cross-sells and related activities. The Customer List, as managed by Product Owner, shall not be used to market any products competing with the Product. Hawthorne shall be notified in writing in advance of all marketing uses of the Customer List by Product Owner, and Product Owner shall provide Hawthorne with reasonable information about all such uses. For purposes of this Agreement, List Profits shall consist of gross revenues generated by the rental of the Customer List, less broker, shipping, data processing and other direct costs customary and necessary to generate mailing list rental income.

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         12. Upsell Club Revenues. Hawthorne shall pay Product Owner twelve dollars ($12) for each customer who agrees to the free trial of the club upsell, and will also pay for the cost of the additional telemarketing script for the club upsell ("Upsell Club Revenues").

         13. Financial Risk. Product Owner acknowledges that it is well informed of the financial risks associated with airing the Commercial and agrees not to hold Hawthorne responsible for the degree of success or any lack of success resulting from airing the Commercial. Hawthorne provides no warranty, expressed or otherwise, as to the potential degree of success that may result from airing the Commercial, except that it agrees to exercise its best efforts to distribute the Product in accordance with the terms of this Agreement.

         14. Confidential Information. During the course of this Agreement, each party may provide the other with confidential, trade secret information. Each party agrees that information that has been identified as the Confidential Information of a party in writing shall be held in confidence by the other party and not used (except for purposes of this Agreement) or disclosed to third parties in perpetuity. Confidential Information shall not include information in the public domain, information already known by a party prior to its receipt from the other party as evidenced by written documentation in possession of the receiving party prior to the disclosure, and information received by a party from third parties without any breach of a confidentiality obligation.

         15. Indemnification.

                      (a) Product Owner shall indemnify and hold Hawthorne and its affiliates, representatives and employees free and harmless from all claims, demands, losses, and liabilities (including, but not limited to, actual damages, punitive damages, fines and reasonable legal fees) arising out of the airing or other use of the Commercial, and/or the Products sold as a consequence of the Commercial or through the Integrated Marketing Claimants, whether instituted by any governmental body, federal, state, or local, any prosecutorial or law enforcement agency, or any other person or organization, including, but not limited to, any FTC, FDA, or Dept. of Agriculture proceeding or investigation, and any suit for product liability.


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                      (b) Product Owner shall use its best efforts to obtain
product insurance in the amount of at least $2 million naming Hawthorne as an additional insured, and shall provide a certificate of insurance from the carrier to Hawthorne prior to delivery of the final tape of the Commercial. Such insurance shall not be cancelable, except on 30 days' written notice to Hawthorne. In the event of a termination of such insurance, Product Owner shall be deemed to be in breach of this Agreement, and, at Hawthorne's option, Hawthorne may terminate the Agreement on 15 days' notice to Product Owner, or Hawthorne may suspend any media buys during the term such insurance is not maintained. Any period of suspension shall be added to the term of this Agreement notwithstanding anything to the contrary herein. Hawthorne shall give Product Owner prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel of Product Owner that is reasonably acceptable to Hawthorne, and to control such defense. Notwithstanding the foregoing provisions of Section 15, in the event Product Owner cannot reasonably obtain such insurance and Hawthorne can obtain such insurance, or it is significantly less expensive for Hawthorne to obtain such insurance, Product Owner shall pay cost of such insurance at the time or times payment is required by Hawthorne's insurance carrier.

                      (c) Hawthorne shall indemnify and hold Product Owner and any of its affiliates, representatives and employees free and harmless from all claims, demands, losses, and liabilities (including, but not limited to, actual damages, punitive damages, fines and reasonable legal fees) arising out of the production of the Commercial. Product Owner shall give Hawthorne prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel for Hawthorne that is reasonably acceptable to Product Owner, and to control such defense.

         16. Representations and Warranties of Product Owner. Product Owner warrants and represents that:

                      (a) Product Owner is a corporation, duly organized and in good standing under the laws of the state of Delaware;

                      (b) The execution and delivery of this Agreement and the consummation of transactions contemplated hereby do not conflict with, and shall not result in a breach of, or constitute a default under any agreement to which Product Owner is currently a party;


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                      (c) Product Owner has good and marketable title to the
Product and the right to sell the Product bearing any trade names or trademarks or Product Intellectual Property contained thereon, free and clear of all liens, leases, pledges, claims, charges, conditions or encumbrances of any kind or nature, except for the lien and security interest granted to Hawthorne in this Agreement;

                      (d) There are no claims, lawsuits, actions or proceedings pending, or threatened against Product Owner which could adversely affect the Product or the rights granted to Hawthorne hereunder or the transactions contemplated by this Agreement;

                      (e) The Products are merchantable, suitable and fit for the use for which each was intended. Product Owner is not aware of any defects or potential harm to users. Product Owner is not aware of any claims which have been made in connection with the safety or efficacy of the Products. Product Owner has complied with all federal, state or other laws, rules and regulations with respect to the development, manufacture, testing and packaging of the Product, including without limitation, consumer protection law and rules and regulations of the Food and Drug Administration or any other agency having jurisdiction;

                      (f) Product Owner has the full right and title to use and exploit the Commercial, and neither Product Owner nor any third party will cause any claims or litigation with respect thereto, concerning or purporting to affect adversely the Commercial;

                      (g) No consent of any third party or any state or federal government agency is required to be obtained by Product Owner in order to consummate the transaction contemplated by this Agreement (including airing of the Commercial and sale of the Product) or to enable Product Owner to perform Product Owner's obligations hereunder;

                      (h) Product Owner will be able to manufacture or cause to be manufactured an adequate supply of the Products to be sold pursuant to the Commercials.



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                      (i) Product Owner will not receive any commissions or
other payments from Approved Suppliers, unless such payments are approved in advance by Hawthorne.

         17. Representations and Warranties of Hawthorne. Hawthorne warrants and represents that:

                      (a) Hawthorne is a corporation, duly organized and in good standing under the laws of the state of Iowa;

                      (b) The execution and delivery of this Agreement and the consummation of transactions contemplated hereby do not conflict with, and shall not result in a breach of, or constitute a default under any agreement to which Hawthorne is currently a party,

                      (c) No consent of any third party or any state or federal government agency is required to be obtained by Product Owner in order to consummate the transaction contemplated by this Agreement or to enable Hawthorne to perform Hawthorne's obligations hereunder.

         18. Independent Parties. This Agreement is not intended to create any partnership or joint venture arrangement. Each of the parties is independent contractors and, except as expressly set forth in this Agreement, neither party shall have the right to bind the other party or any other person by virtue of the relationship created hereby.

         19. Term of Agreement. The term of this Agreement shall be for one year following the initial air date of the Media Test; provided, however, that this Agreement shall be automatically renewed for a second year provided that an aggregate of at least 50,000 Product units are sold during the initial year and shall be automatically renewed for a third year provided that an aggregate of at least 75,000 Product units are sold during the second year; and provided, further, that this Agreement shall be renewed for year-long periods thereafter, in the event at least 100,000 Product units are sold in the third year and in subsequent years, pursuant to the marketing and exploitation rights granted to Hawthorne hereunder.

         20. Default. A party shall be in default hereunder in the event that it fails to make a payment when due for a period of seven business days after written notice of default is given to the party and, in the case of defaults other than the payment of money, in the event a party fails to fulfill his obligations after 30 days' written notice of default is given; provided, however, that if the nature of the default is such that it cannot reasonably be cured within such 30-day period, a party shall not be deemed to be in default provided that it commences to cure the default within such 30-day period and thereafter diligently completes the cure. In the event of a default, a party shall have all remedies available to it at law or in equity, including the option to terminate this Agreement within 30 days after the party's knowledge of the default and the expiration of any cure period; provided that in the event the non-breaching party does not elect, by notice to the defaulting party, to terminate this Agreement during such 30-day period, the option to terminate this Agreement on account of such default (but not future defaults) shall lapse.

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         21. Rights and Duties on Termination.

                      (a) Upon any termination of this Agreement, and irrespective of the reason for termination, Hawthorne shall have the right to
(i) sell any Product inventory (which shall be owned by Hawthorne until sold to third parties or Product Owner) to Product Owner at Hawthorne's cost, and if Hawthorne exercises such option as to some or all of the inventory of Product, the Product Owner shall pay for the Product contemporaneously with the delivery thereof, with title to pass at the time of shipment from Hawthorne's warehouse, and with the Product Owner to pay all freight and insurance in connection with the shipment, and (ii) to sell any unsold Product Inventory, through any marketing channels Hawthorne is permitted to utilize under this Agreement, for a period of 24 months after such termination.

                      (b) Upon any termination of this Agreement by Product Owner for any reason other than a material default hereunder by Hawthorne or a termination as a result of Hawthorne not selling the number of Product Units necessary to extend the term of this Agreement, as, for example, a termination on account of a breach of this Agreement by Product Owner, the Product Owner recognizes that Hawthorne may not have had the opportunity to earn the discount that it is providing by virtue of being paid only an amount approximating Hawthorne's cost in connection with the production of the Commercial, and by virtue of Hawthorne not being paid for certain other services hereunder as, for example, services in establishing agreements and procedures with Telemarketers, Product Suppliers, Merchant Accounts, and the like. Accordingly, the damages to Hawthorne as the result of any such termination shall include, but not limited to, the cost that Hawthorne would have been paid for the Commercial, but for the discount herein, and the fair value of any other services paid for by Hawthorne and not compensated for hereunder.

         22. Notices. Any notices hereunder shall be in writing and shall be deemed given in case of notices by mail, three business days after deposit in a U.S. mail receptacle, properly addressed, certified mail, return receipt requested, or upon receipt in the case of notices by telecopy, personal delivery or email. Notices shall be given to the address set forth above, or to any other address provided by a party hereunder in the requisite manner.

         23. Entire Agreement. This constitutes the entire Agreement of the parties with respect to its subject matter and supersedes any and all prior understandings. This Agreement may only be modified by an agreement in writing signed by both parties.

         24. Section Headings. The section headings or captions in this Agreement have been set forth by the parties as a convenience, and shall not have any bearing on the interpretation of this Agreement.

         25. Waiver of Breach. The waiver of a party of any breach of this Agreement shall not constitute a waiver of any other breach of this Agreement.

         26. Assignability. This Agreement shall be binding upon the parties and any successors to the business of the parties. In view of the personal nature of certain of the services and the close relationship of the parties necessary in connection with fulfilling the obligations of this Agreement, this Agreement shall not, however, be permitted to be assigned to any third party (except in the case of a sale of all or substantially all the assets of a party), without the written consent of the other, which consent may be withheld for any reason whatsoever.

         27. Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the rules of the American Arbitration Association. The award of the arbitrator(s) shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Arbitration shall be held in Des Moines, Iowa. The prevailing party in any arbitration shall be reimbursed for all costs and expenses in connection with the arbitration, including reasonable attorneys' fees.

         28. Applicable Law. The Agreement and all matters and/or issues collateral thereto will be governed by the laws of the State of Iowa applicable to contracts made and performed entirely therein.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above mentioned.

Kid Rom, Inc.                                   hawthorne direct inc

By:____________________________                 By:__________

Print Name:                                     Print Name:

Title:                                          Title:

                        Kid Rom, Inc. Product Description



                  TheraCel Line of Products

                  UltraDerm Advanced Pro-Cellular Formula
                  Day Moisturizer
                  Night Serum
                  Cleansing Bar
                  Pro-Cellular Moisturizer


                  Anti-Wrinkle Pillow (to be named)

                                  ATTACHMENT A







                          Product Intellectual Property



Theracel Trademark
Anti-Wrinkle Pillow Patent--large and small versions, including cover

                           Product Marketing Materials



                                      None

                                  ATTACHMENT B



                       Videotape Dubbing and Editing Rates


                          Duplication (with no editing)

                           Tape stock and box included

                                                  30 Minute      1 to 2 Minute
                                                   Programs          Spots

1/2" VHS Demo                                             $7          $5
3/4" Broadcast Dub                                       $30         $25
Beta Broadcast Tape                                      $40         $25
Beta SP Broadcast Tape                                   $50         $30
1" Broadcast Dub                                         $50         $15

Note: $10 additional charge per tape for 24 hour turnaround. Above rates do not include shipping charges for tapes sent to or returned from stations.

                         Commercial and Program Editing

                                                     30 Minute    1 to 2 Minute
                                                     Programs         Spots

Dub Master-Custom Voice Over*                           $175           $36
Special Edit **                                         $150           $36

*        Dub masters are created each time a new 800# is used.

** Special edits are required for changes in show length (as specified by certain cable networks), product price changes, inserting special keys and crawls into the body of the show, voice or music change, graphic tag change, etc.



DUB RATE C
August 1998

                                  ATTACHMENT C




                                 PROMISSORY NOTE

                                                             November 3, 1999
                                                                Fairfield, IA

FOR VALUE RECEIVED, the undersigned, Kid Rom, Inc. ("Maker"), whose address is 400 East 71st Street, New York, New York 10021, hereby promises to pay to the order of hawthorne direct, inc. (the "Holder"), at Holder's offices, located at 300 North 16th Street, Fairfield, Iowa 52556, or at such place as Holder may from time to time designate in writing to Maker, in lawful money of the United States and in immediately available funds, the principal amount of $28,000 or such lesser sum as Maker shall prove shall be owed to Holder on account of a one and/or two minute television commercial (the "Spot") offering the Maker's anti-wrinkle pillow pursuant to the Production Services Marketing Agreement ("Agreement") between the parties. The Principal shall be paid as follows:
$5,000 one day prior to the commencement of principal photography for the Spot and final payment on the date that is 90 days after the execution of this Note. A further $5,000 is being paid by Maker to the Holder on execution of this Note and is not covered by the Note.

After the due date, the Principal shall bear interest at the rate of one and one-half percent (1.5%) per month.

Upon the occurrence of any one of the following events of default, all outstanding Principal amounts under this Note, and interest calculated thereon at the rate set forth above, shall become immediately due and payable:

A. Failure to pay Principal or interest when it is due and payable, if not cured within seven (7) days after notice;

B. Commencement against Maker of any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution, or liquidation law, status, rule or regulation of any jurisdiction, whether now or hereafter in effect which proceeding is not dismissed within ninety (90) days of such commencement; or

C. Any assignment by Maker for the benefit of creditors; or

D. Any admission in writing by Maker of its inability to pay its debts as they become due; or

E. The filing by Maker of a voluntary petition in bankruptcy or any petition seeking for it any reorganization, readjustment of debt, dissolution, liquidation, or similar relief under any law, statute, rule or regulation of any jurisdiction, whether now or hereafter in effect.

The Maker, and any other person or entity which is or becomes liable for the payment or collection of this Note, hereby waives presentment, demand, protest, and notice of dishonor and protest.

This Note shall be secured by all assets of the Maker in possession of the Holder as of the date hereof or thereafter acquired. The Maker shall cooperate with the Holder in taking such steps as are necessary or convenient to perfect the Holder's security interests, including the execution of financing statements.

Should the indebtedness represented by this Note or any part thereof be placed in the hands of an attorney for collection after an event of default, as defined herein, the Maker agrees to pay the principal and interest due and payable hereon, and all costs of collection of this Note, including reasonable attorneys' fees and expenses. Any action on or relating to this Note shall be governed by the law of Iowa, without regard to conflicts of law rules.


KID ROM, INC.



By:________________________________

                                  ATTACHMENT D





                             STOCK OPTION AGREEMENT

                                            Kid Rom, Inc..

         THIS OPTION AGREEMENT ("Agreement"), dated as of the 3rd day of November, 1999, between Kid Rom, Inc., a New York corporation with offices at 400 East 71st Street, New York, New York 10021 (hereinafter called the "Company"), and hawthorne direct, inc., an Iowa corporation with offices at 300 North 16th Street, Fairfield, Iowa 52556 (hereinafter called the "Optionee").
                                   WITNESSETH:
                  WHEREAS, the Optionee is entering into a Production Services and Marketing Agreement (the "Product Agreement") with the Company, pursuant to which this option shall be granted to Optionee;
                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, using terms as defined in the Production Agreement, the parties hereto agree as follows:
         l. Grant of Option. Subject to the remaining terms and conditions of this Option Agreement, the Company grants to the Optionee the option (the "Option") to purchase that number of shares s of common stock of the Company, determined in accordance with Section 2 (c), subject, however, to adjustment as provided in Section 2 (e) hereof ("Option Stock")

         2.       Terms and Conditions of Option.

                  (a) Option Price. The price at which each share of Option Stock may be purchased shall be as set forth in Section 2 (c).

                  (b) Option Period. The period for exercise of the Option (the "Option Period") with respect to the Option Stock shall commence immediately upon the execution by the Company and the Optionee of this Agreement and shall end five years after the end of the performance year with respect to which the options hereunder and the Option Price are determined, as set forth in Section 2
(c).
                  (c) Number of Options and Option Price. During the period of one year following the initial air date of the Media Test (the "First Performance Year"), in the event that the number of Product units sold pursuant to the Production Agreement, is as set forth in the table below, Optionee is granted the option to purchase the number of shares of common stock of the Company at the price set forth in the table below. Similarly, in the event the Product Agreement continues for a Second or Third Performance Year, Optionee is granted the further option to purchase the number of shares of common stock of the Company at the price set forth in the table for each such Performance Year, with each such option as is granted hereunder to be exercisable for a period of five years after the end of the Performance Year whose sales determined the grant of options. By virtue of the table below, in the event 65,000 Product Units are sold in the First Performance Year, 110,000 Product Units are sold in the Second Performance Year, and 200,000 Product Units are sold in the Third Performance Year, the Optionee is granted a five year option at the end of the First Performance Year to purchase 110,000 shares of common stock of the Company at $.85 per share, a further five year option at the end of the Second Performance Year to purchase 200,000 shares of the Company's common stock at $.85 per share, and a further five year option at the end of the Third Performance Year to purchase 600,000 shares of common stock of the Company at $.50 per share. There shall be no interpolations in the table other than as set forth therein, such that in the event 54,000 Product units are sold in the First Performance Year, the Optionee is, at the end of such Year, granted the option to purchase 50,000 shares of common stock of the Company at $1.00 per share.

                             First Performance Year

Product Units Sold                    Number of Option Shares Granted     Option Price per Share
------------------                  ---------------------------------     ----------------------
          50,000                             50,000                      $1.00 per share
          55,000                             70,000                          .95
          60,000                             90,000                          .90
          65,000                            110,000                          .85
          70,000                            130,000                          .80
          75,000                            150,000                          .75
          80,000                            180,000                          .70
          85,000                            210,000                          .65
          90,000                            240,000                          .60
          95,000                            270,000                          .55

                             Second Performance Year

Product Units Sold                    Number of Option Shares Granted     Option Price per Share

          80,000                             80,000                     $1.00 per share
          90,000                            120,000                          .95
         100,000                            160,000                          .90
         110,000                            200,000                          .85
         120,000                            240,000                          .80
         130,000                            300,000                          .725
         140,000                            360,000                          .65
         150,000                            420,000                          .575
         160,000                            480,000                          .50

                             Third Performance Year

Product Units Sold                    Number of Option Shares Granted     Option Price per Share

         100,000                            100,000                      $1.00 per share
         110,000                            140,000                          .95
         120,000                            180,000                          .90
         130,000                            220,000                          .85
         140,000                            260,000                          .80
         150,000                            300,000                          .75
         160,000                            360,000                          .70
         170,000                            420,000                          .65
         180,000                            480,000                          .60
         190,000                            540,000                          .55
         200,000                            600,000                          .50

                  (d) Exercise of Options. In order to exercise the Option, the Optionee shall deliver to the company written notice specifying the number of shares of Option Stock to be purchased, together with cash or a check payable to the order of the Company in the full amount of the purchase price therefor. The Optionee shall not have any of the rights of a stockholder until the shares of Option Stock are issued to it.

                  (e) Adjustments for Change in Stock and Other Events. In the event of a reorganization, recapitalization, stock split, stock dividend, any other issuance of shares for no consideration, or a combination of shares, consolidation, merger (other than a merger or consolidation which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares), any sale or transfer by the Company of all or substantially all of its assets, or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then outstanding voting securities of the Company, or any other change in the corporate structure or rights with respect to any shares of the Company, the Company shall make such adjustments as shall be appropriate in the number and kind of shares of Option Stock subject to the Option, and/or in the option price per share, to provide that the Optionee shall have the right following such event, during the period that the Option shall be exercisable, to exercise the Option for the kind and amount of securities, cash and other property receivable upon such event by a holder of the number and kind of shares of common stock for which such Option might have been exercised immediately prior to such event.

                  (f) Registration, Listing and Qualification of Shares of Stock/Shareholders' Agreement. The Option shall be subject to any legal requirements relating to the issuance of securities. For example, if it becomes necessary to register the Option Stock with the Securities and Exchange Commission, or if any other government approval is necessary in connection with the issuance of the Option Stock, the Board of Directors may impose reasonably necessary conditions upon the exercise of the Option in order to comply with such legal requirements.
         3. Modification and Waiver. Neither this Option Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Optionee or his estate and the Company. No such agreement shall extend to or affect any provision of this Option Agreement not expressly changed, modified, amended, discharged, terminated or waived. The waiver of or failure to enforce any breach of this Option Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

         4. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York.
         5. Arbitration. Any dispute hereunder shall be settled by arbitration in Des Moines, Iowa, in accordance with the rules of the American Arbitration Association. The award of the arbitrator in such proceeding shall be final and binding and may be enforced in any court of competent jurisdiction. The prevailing party in any such arbitration shall be reimbursed for all expenses of the arbitration, including reasonable attorneys' fees.
         6. Notices. Any notices or other communications hereunder shall be in writing and sent by registered or certified mail, return receipt requested, or hand delivered, and if to the Company to it at its principal place of business, and if to the Optionee to him at the address set forth above. The address for the giving of notices may be changed by notice given in the manner set forth herein.
         IN WITNESS WHEREOF, Kid Rom, Inc. has caused this Option Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand, on the day and year first above written.

OPTIONEE:                                            COMPANY:

hawthorne direct inc                                 Kid Rom, Inc.



By____________________                              By________________________

                                  ATTACHMENT E